Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ascena Retail Group, Inc. of our report dated March 13, 2015, relating to the consolidated financial statements of ANN INC. and its subsidiaries, and the effectiveness of ANN INC. and its subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of ANN INC. for the year ended January 31, 2015, which Annual Report on Form 10-K is incorporated by reference in Amendment No. 1 to Registration Statement No. 333-204984 on Form S-4 of Ascena Retail Group, Inc.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 8, 2016